                                                                   EXHIBIT 99.02

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                  Years ended December 31, 1997, 1998 and 1999

                                 (in thousands)

                                            Additions
                                        ------------------
                             Balance at Charged to            Write-offs
    Allowance for Doubtful   Beginning  Costs and               Net of   Balance at
           Accounts           of Year    Expenses   Other     Recoveries End of Year
    ----------------------   ---------- ---------- -------    ---------- -----------
   1997....................    $ --       $  --    $   --        $--       $   --
   1998....................    $ --       $  --    $   --        $--       $   --
   1999....................    $ --       $1,121   $ 1,103(1)    $597      $ 1,627
   Valuation Allowance for
     Deferred Tax Assets
   -----------------------
   1997....................     $921      $    7   $   --        $--       $   928
   1998....................     $928      $    1   $   --        $--       $   929
   1999....................     $929      $1,756   $13,885(1)    $--       $16,570

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(1) Balances acquired from the NSI Reorganization and acquisitions.